EXHIBIT 99.1

TPT Global Tech Closes Merger Acquisition Between its Subsidiary TPT Strategic and IST LLC a Construction Company with $5.4 Million in Backlogged Revenue

SAN DIEGO, CA / ACCESSWIRE / October 19, 2022 / TPT Global Tech, Inc. (OTC PINK:TPTW) www.tptglobaltech.com announced today that its subsidiary TPT Strategic Inc. (OTC PINK:INOQ)("TPT Strategic") has completed the acquisition of Information Security and Training LLC ("IST LLC" or "IST") (www.istincs.com) a General Construction and Information Technology Services company with approximately $5.4M in backlogged revenue as of December 31, 2021, from executed Government contracts. IST is based in Huntsville, Alabama and has branch offices in Nashville TN, Birmingham Al, Jackson MS, Fort Campbell KY, New Orleans LA, and Joint Base Lewis-McChord. IST has divisions in Construction and IT Technology and is a general contractor with experience since 2008 The Company has completed more than 15 projects for different agencies in the Federal marketplace since its inception in 2008 as a contractor. IST has been providing design-build construction, demolition, abatement, earthwork, concrete, steel and metal work, masonry, underground utilities, environmental protection, and site restoration services since 2008. IST differentiates itself by offering superior quality results at a competitive price. IST safely delivers projects on time and within budget. IST has a bonding capacity of $10M per single project and $20M aggregate. IST's Information Technology Services Division provides program management, Systems Engineering, Software Development, Network Engineering, Records Management and Controls, Physical Security and Information Assurance, Video Teleconferencing and AV systems, Help Desk Services and Information Technology Statements of Qualification. IST is committed to maintaining customer satisfaction, trust and integrity by delivering quality products and services conforming to industry best practices and continuous process improvement.

The TPT Strategic and IST, LLC agreement for the acquisition is a stock transaction where the founder and sole interest holder, Everett Lanier, is to receive Preferred Series B shares of TPT Strategic that will convert to a 10% ownership of TPT Strategic under certain conditions. The acquisition includes the assumption of all assets and certain liabilities which approximate $1.3M and $1.2M, respectively, as of December 31, 2021. Unaudited revenues and net income for IST the year ended December 31, 2021 were approximately $2.8M and $167,000 respectively.

Now that the acquisition is completed, Everett Lanier will remain as the President and will become a Board Member of TPT Strategic. Everett Lanier was the Founder, President and CEO of IST, LLC and has over 22 years of IT experience and 30 years in construction and engineering having started in his family's business. Everett earned a Bachelor of Science Degree in Applied Mathematics and Computer Science from Alabama A&M University. His experience includes program management, business development, capture management and project engineering. Everett possesses a broad knowledge of business operations and program matrix management experience who has demonstrated the ability to manage relationships and complex programs.

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With the acquisition of IST, TPT Strategic has been restructured as the new Real Estate construction technology and Smart City Development division of TPT Global Tech. The company also believes there are many cross-pollination business opportunities that will help TPT Global Tech with its long-term corporate objectives. IST has a full-time government procurement team that dedicates resources to source State and Federal contracts such as 5G Telecommunication, IT, Data, Satellite Technology, Medical Technology, Media, Defense Systems, Cyber Security and infrastructure building.

"I am pleased that we were able to get the IST acquisition over the finish line. It has been such a pleasure working with the IST team and we look forward to a long and mutuality beneficial working relationship with Everett and the other IST team members as we push forward with our Smart City initiatives in the US and abroad" said Stephen Thomas, CEO of TPT Global Tech.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories, and Global Roaming Cell phones.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

PR-Shep Doniger

sdoniger@bdcginc.com

561-637-5750

IR-Frank Benedetto

619-915-9422

SOURCE: TPT Global Tech, Inc.

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